Exhibit 99.1

Rigel Pharmaceuticals Provides Business Update

- REZLIDHIA™ U.S. FDA approval and commercial launch for the treatment of adult patients with relapsed or refractory AML with susceptible IDH1 mutation

- Preliminary fourth quarter 2022 Total Revenue of approximately $51.3 million which includes TAVALISSE® preliminary net product sales of approximately $21.9 million and REZLIDHIA preliminary net product sales of approximately $0.9 million

- Continued global expansion of TAVALISSE in ITP with Japan PMDA approval for partner Kissei

SOUTH SAN FRANCISCO, Calif., Jan. 9, 2023 /PRNewswire/ -- Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) today provided a business update including preliminary total revenue for the fourth quarter, ongoing activity from the commercial portfolio, including TAVALISSE® (fostamatinib disodium hexahydrate) tablets and REZLIDHIA™ (olutasidenib) capsules, and upcoming catalysts for 2023.

"2022 was a transformative year for Rigel. We expanded our commercial hematology-oncology portfolio with the FDA approval and commercial launch of REZLIDHIA during December, and fourth quarter TAVALISSE net product sales reached a new high,” said Raul Rodriguez, Rigel's president and CEO. “As we look ahead to 2023, we are executing on the commercial launch of REZLIDHIA to bring this important new therapy to patients in need. We continue to drive growth for TAVALISSE ITP sales in the U.S., while working with our partners to expand its global reach. We remain committed to building our hematology-oncology franchise and advancing our pipeline programs.”

Commercial and Preliminary Financial Update

In the fourth quarter of 2022, a total of 2,417 bottles of TAVALISSE were sold in the U.S., 2,196 of which were shipped directly to patients and clinics, representing the highest daily bottles shipped to patients and clinics in a quarter since launch. While Rigel is still determining final results for the fourth quarter of 2022, it expects to report net product sales of TAVALISSE of $21.9 million for the fourth quarter compared to $17.6 million for the same period of 2021.

REZLIDHIA became commercially available in the U.S. on December 22, 2022. In the fourth quarter of 2022, a total of 64 bottles of REZLIDHIA were sold in the U.S. to fill initial orders from our distributors, 2 of which were shipped to patients and clinics. While Rigel is still determining final results for the fourth quarter of 2022, it expects to report net product sales of REZLIDHIA of $0.9 million for the fourth quarter.

Contract revenues for the fourth quarter of 2022 are expected to be approximately $28.5 million, consisting of $26.5 million in contract revenue from collaborations and $2.0 million in government contract revenue. Contract revenue from collaborations includes a $20.0 million milestone earned from Kissei Pharmaceutical Co., Ltd. (Kissei) upon Japan’s Pharmaceuticals and Medical Devices Agency (PMDA) approval of TAVALISSE for the treatment of chronic ITP, $5.7 million in non-cash revenue from its collaboration agreement with Medison Pharma Trading AG, $0.6 million in royalty revenue from Grifols, and $0.2 million in revenue related to its license agreements with Eli Lilly and Grifols.

For the fourth quarter of 2022, Rigel expects to report total revenue of approximately $51.3 million.

For the fourth quarter of 2022, Rigel expects its cost of product sales to include a 15% royalty on its REZLIDHIA net product sales.

The company expects to report cash, cash equivalents, and short-term investments as of December 31, 2022, of approximately $58.2 million compared to $125.0 million as of December 31, 2021. Additionally, Rigel expects to receive the $20.0 million milestone payment from Kissei during the first quarter of 2023.

The above information is preliminary, has not been audited, and is subject to change upon the audit of the company's financial statements for the year ended December 31, 2022. Rigel expects to provide complete fourth quarter and full year 2022 financial results in March 2023.

Q4 Business Update

•	REZLIDHIA was approved by the U.S. Food and Drug Administration (FDA) for the treatment of adult patients with relapsed or refractory (R/R) acute myeloid leukemia (AML) with a susceptible isocitrate dehydrogenase-1 (IDH1) mutation as detected by an FDA-approved test. REZLIDHIA is now available in the U.S. by prescription and the commercial launch is underway.

•	Rigel’s partner Kissei announced Japan's PMDA approval of TAVALISSE for the treatment of chronic ITP. During the fourth quarter, Rigel expects to recognize a $20.0 million regulatory milestone earned from Kissei in connection with the approval. The payment is expected during the first quarter of 2023.

•	The first patients have been dosed in Rigel’s open-label, Phase 1b clinical trial of R289[1], an investigational, potent, and selective IRAK1/4 inhibitor, in patients with lower-risk myeloid dysplastic syndrome (LR-MDS) who are refractory/resistant to prior therapies. The primary endpoint for this trial is safety with key secondary endpoints including preliminary efficacy and evaluation of pharmacokinetic properties. Rigel will also collect key biomarker data to further characterize R289's mechanism of action in LR-MDS.

•	R552, an investigational, potent, and selective RIPK1 inhibitor, is advancing with Rigel’s partner Eli Lilly. The initial Phase 2a study in approximately 100 patients with moderately to severely active rheumatoid arthritis (RA) is anticipated to begin in the first half of 2023 and will involve global recruitment. RIPK1 is implicated in a broad range of inflammatory cellular processes and plays a key role in tumor necrosis factor (TNF) signaling, especially in the induction of pro-inflammatory necroptosis. The Phase 2a study analysis is expected by the end of 2024.

•	Data was published in Transplantation and Cellular Therapy, which summarizes the results of an investigational Phase 1 clinical trial of fostamatinib, Rigel’s oral spleen tyrosine kinase, for the treatment of chronic graft-versus-host disease (cGvHD). Highlights included an impressive overall response rate of 77% for fostamatinib in steroid-refractory cGvHD patients with 70% of responses lasting >1 year and a manageable safety profile in the post-transplant setting.

About ITP

In patients with ITP (immune thrombocytopenia), the immune system attacks and destroys the body's own blood platelets, which play an active role in blood clotting and healing. Common symptoms of ITP are excessive bruising and bleeding. People suffering with chronic ITP may live with an increased risk of severe bleeding events that can result in serious medical complications or even death. Current therapies for ITP include steroids, blood platelet production boosters (TPO-RAs), and splenectomy. However, not all patients respond to existing therapies. As a result, there remains a significant medical need for additional treatment options for patients with ITP.

About AML

Acute myeloid leukemia (AML) is a rapidly progressing cancer of the blood and bone marrow that affects myeloid cells, which normally develop into various types of mature blood cells. AML occurs primarily in adults and accounts for about 1 percent of all adult cancers. The American Cancer Society estimates that in the United States alone, there will be about 20,050 new cases, most in adults, in 2022.2

Relapsed AML affects about half of all patients who, following treatment and remission, experience a return of leukemia cells in the bone marrow.3 Refractory AML, which affects between 10 and 40 percent of newly diagnosed patients, occurs when a patient fails to achieve remission even after intensive treatment.4 Quality of life declines for patients with each successive line of treatment for AML, and well-tolerated treatments in relapsed or refractory disease remain an unmet need.

About REZLIDHIA™

INDICATION

REZLIDHIA is indicated for the treatment of adult patients with relapsed or refractory acute myeloid leukemia (AML) with a susceptible isocitrate dehydrogenase-1 (IDH1) mutation as detected by an FDA-approved test.

IMPORTANT SAFETY INFORMATION

WARNING: DIFFERENTIATION SYNDROME

Differentiation syndrome, which can be fatal, can occur with REZLIDHIA treatment. Symptoms may include dyspnea, pulmonary infiltrates/pleuropericardial effusion, kidney injury, hypotension, fever, and weight gain. If differentiation syndrome is suspected, withhold REZLIDHIA and initiate treatment with corticosteroids and hemodynamic monitoring until symptom resolution.

WARNINGS AND PRECAUTIONS

Differentiation Syndrome

REZLIDHIA can cause differentiation syndrome. In the clinical trial of REZLIDHIA in patients with relapsed or refractory AML, differentiation syndrome occurred in 16% of patients, with grade 3 or 4 differentiation syndrome occurring in 8% of patients treated, and fatalities in 1% of patients. Differentiation syndrome is associated with rapid proliferation and differentiation of myeloid cells and may be life-threatening or fatal. Symptoms of differentiation syndrome in patients treated with REZLIDHIA included leukocytosis, dyspnea, pulmonary infiltrates/pleuropericardial effusion, kidney injury, fever, edema, pyrexia, and weight gain. Of the 25 patients who experienced differentiation syndrome, 19 (76%) recovered after treatment or after dose interruption of REZLIDHIA. Differentiation syndrome occurred as early as 1 day and up to 18 months after REZLIDHIA initiation and has been observed with or without concomitant leukocytosis.

If differentiation syndrome is suspected, temporarily withhold REZLIDHIA and initiate systemic corticosteroids (e.g., dexamethasone 10 mg IV every 12 hours) for a minimum of 3 days and until resolution of signs and symptoms. If concomitant leukocytosis is observed, initiate treatment with hydroxyurea, as clinically indicated. Taper corticosteroids and hydroxyurea after resolution of symptoms. Differentiation syndrome may recur with premature discontinuation of corticosteroids and/or hydroxyurea treatment. Institute supportive measures and hemodynamic monitoring until improvement; withhold dose of REZLIDHIA and consider dose reduction based on recurrence.

Hepatotoxicity

REZLIDHIA can cause hepatotoxicity, presenting as increased alanine aminotransferase (ALT), increased aspartate aminotransferase (AST), increased blood alkaline phosphatase, and/or elevated bilirubin. Of 153 patients with relapsed or refractory AML who received REZLIDHIA, hepatotoxicity occurred in 23% of patients; 13% experienced grade 3 or 4 hepatotoxicity. One patient treated with REZLIDHIA in combination with azacitidine in the clinical trial, a combination for which REZLIDHIA is not indicated, died from complications of drug-induced liver injury. The median time to onset of hepatotoxicity in patients with relapsed or refractory AML treated with REZLIDHIA was 1.2 months (range: 1 day to 17.5 months) after REZLIDHIA initiation, and the median time to resolution was 12 days (range: 1 day to 17 months). The most common hepatotoxicities were elevations of ALT, AST, blood alkaline phosphatase, and blood bilirubin.

Monitor patients frequently for clinical symptoms of hepatic dysfunction such as fatigue, anorexia, right upper abdominal discomfort, dark urine, or jaundice. Obtain baseline liver function tests prior to initiation of REZLIDHIA, at least once weekly for the first two months, once every other week for the third month, once in the fourth month, and once every other month for the duration of therapy. If hepatic dysfunction occurs, withhold, reduce, or permanently discontinue REZLIDHIA based on recurrence/severity.

ADVERSE REACTIONS

The most common (≥20%) adverse reactions, including laboratory abnormalities, were aspartate aminotransferase increased, alanine aminotransferase increased, potassium decreased, sodium decreased, alkaline phosphatase increased, nausea, creatinine increased, fatigue/malaise, arthralgia, constipation, lymphocytes increased, bilirubin increased, leukocytosis, uric acid increased, dyspnea, pyrexia, rash, lipase increased, mucositis, diarrhea and transaminitis.

DRUG INTERACTIONS

•	Avoid concomitant use of REZLIDHIA with strong or moderate CYP3A inducers.
•	Avoid concomitant use of REZLIDHIA with sensitive CYP3A substrates unless otherwise instructed in the substrates prescribing information. If concomitant use is unavoidable, monitor patients for loss of therapeutic effect of these drugs.

LACTATION

Advise women not to breastfeed during treatment with REZLIDHIA and for 2 weeks after the last dose.

GERIATRIC USE

No overall differences in effectiveness were observed between patients 65 years and older and younger patients. Compared to patients younger than 65 years of age, an increase in incidence of hepatotoxicity and hypertension was observed in patients ≥65 years of age.

HEPATIC IMPAIRMENT

In patients with mild or moderate hepatic impairment, closely monitor for increased probability of differentiation syndrome.

Click here for Full Prescribing Information, including Boxed WARNING.

To report side effects of prescription drugs to the FDA, visit www.fda.gov/medwatch or call 1-800-FDA-1088 (800-332-1088).

REZLIDHIA is a trademark of Rigel Pharmaceuticals, Inc.

About TAVALISSE®

Indication

TAVALISSE (fostamatinib disodium hexahydrate) tablets is indicated for the treatment of thrombocytopenia in adult patients with chronic immune thrombocytopenia (ITP) who have had an insufficient response to a previous treatment.

Important Safety Information

Warnings and Precautions

•	Hypertension can occur with TAVALISSE treatment. Patients with pre-existing hypertension may be more susceptible to the hypertensive effects. Monitor blood pressure every 2 weeks until stable, then monthly, and adjust or initiate antihypertensive therapy for blood pressure control maintenance during therapy. If increased blood pressure persists, TAVALISSE interruption, reduction, or discontinuation may be required.
•	Elevated liver function tests (LFTs), mainly ALT and AST, can occur with TAVALISSE. Monitor LFTs monthly during treatment. If ALT or AST increase to ≥3 x upper limit of normal, manage hepatotoxicity using TAVALISSE interruption, reduction, or discontinuation.

•	Diarrhea occurred in 31% of patients and severe diarrhea occurred in 1% of patients treated with TAVALISSE. Monitor patients for the development of diarrhea and manage using supportive care measures early after the onset of symptoms. If diarrhea becomes severe (≥Grade 3), interrupt, reduce dose or discontinue TAVALISSE.
•	Neutropenia occurred in 6% of patients treated with TAVALISSE; febrile neutropenia occurred in 1% of patients. Monitor the ANC monthly and for infection during treatment. Manage toxicity with TAVALISSE interruption, reduction, or discontinuation.
•	TAVALISSE can cause fetal harm when administered to pregnant women. Advise pregnant women the potential risk to a fetus. Advise females of reproductive potential to use effective contraception during treatment and for at least 1 month after the last dose. Verify pregnancy status prior to initiating TAVALISSE. It is unknown if TAVALISSE or its metabolite is present in human milk. Because of the potential for serious adverse reactions in a breastfed child, advise a lactating woman not to breastfeed during TAVALISSE treatment and for at least 1 month after the last dose.

Drug Interactions

•	Concomitant use of TAVALISSE with strong CYP3A4 inhibitors increases exposure to the major active metabolite of TAVALISSE (R406), which may increase the risk of adverse reactions. Monitor for toxicities that may require a reduction in TAVALISSE dose.
•	It is not recommended to use TAVALISSE with strong CYP3A4 inducers, as concomitant use reduces exposure to R406.
•	Concomitant use of TAVALISSE may increase concentrations of some CYP3A4 substrate drugs and may require a dose reduction of the CYP3A4 substrate drug.
•	Concomitant use of TAVALISSE may increase concentrations of BCRP substrate drugs (eg, rosuvastatin) and P-Glycoprotein (P-gp) substrate drugs (eg, digoxin), which may require a dose reduction of the BCRP and P-gp substrate drug.

Adverse Reactions

•	Serious adverse drug reactions in the ITP double-blind studies were febrile neutropenia, diarrhea, pneumonia, and hypertensive crisis, which occurred in 1% of TAVALISSE patients. In addition, severe adverse reactions occurred including dyspnea and hypertension (both 2%), neutropenia, arthralgia, chest pain, diarrhea, dizziness, nephrolithiasis, pain in extremity, toothache, syncope, and hypoxia (all 1%).
•	Common adverse reactions (≥5% and more common than placebo) from FIT-1 and FIT-2 included: diarrhea, hypertension, nausea, dizziness, ALT and AST increased, respiratory infection, rash, abdominal pain, fatigue, chest pain, and neutropenia.

Please see www.TAVALISSEUSPI.com for full Prescribing Information.

To report side effects of prescription drugs to the FDA, visit www.fda.gov/medwatch or call 1-800-FDA-1088 (800-332-1088).

TAVALISSE and TAVLESSE are registered trademarks of Rigel Pharmaceuticals, Inc.

About Rigel

Rigel Pharmaceuticals, Inc. (Nasdaq: RIGL) is a biotechnology company dedicated to discovering, developing and providing novel small molecule drugs that significantly improve the lives of patients with hematologic disorders, cancer, and rare immune diseases. Founded in 1996, Rigel is based in South San Francisco, California. For more information on Rigel, the Company's marketed products and pipeline of potential products, visit www.rigel.com.

1.	R289 is an investigational compound not approved by the FDA
2.	The American Cancer Society. Key Statistics for Acute Myeloid Leukemia (AML). Revised January 12, 2022. Accessed Aug. 1, 2022 at https://www.cancer.org/cancer/acute-myeloid-leukemia/about/key-statistics.html
3.	Leukaemia Care. (2019). Relapse in Acute Myeloid Leukaemia (AML). Version 3. Reviewed October 2021. Accessed Dec 2, 2021 at https://media.leukaemiacare.org.uk/wp-content/uploads/Relapse-in-Acute-Myeloid-Leukaemia-AML-Web-Version.pdf
4.	Thol F, Schlenk RF, Heuser M, Ganser A. How I treat refractory and early relapsed acute myeloid leukemia. Blood. 2015 Jul 16;126(3):319-27. doi: https://doi.org/10.1182/blood-2014-10-551911

Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, expected commercial and financial results for the fourth quarter and fiscal year ended December 31, 2022, Rigel’s ability to earn and receive milestone payments, expectations related to the potential and market opportunity of olutasidenib as therapeutics for R/R AML and other conditions, and expectations related to Japan's PMDA approval of TAVALISSE for the treatment of chronic ITP, the progress of Phase 1b clinical trial of R289 for the treatment of lower-risk myeloid dysplastic syndrome, the advancement of Phase 2a clinical trial of R552 for the treatment of rheumatoid arthritis, and the results of Phase 1 clinical trial of fostamatinib for the treatment of chronic graft-versus-host disease. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements can be identified by words such as "plan", "potential", "may", "expects", "will" and similar expressions in reference to future periods. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on Rigel's current beliefs, expectations, and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions, and hence they inherently involve significant risks, uncertainties and changes in circumstances that are difficult to predict and many of which are outside of our control. Therefore, you should not rely on any of these forward-looking statements. Actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, uncertainties related to the completion of operational and financial closing procedures, audit adjustments and other developments that may arise that would require adjustments to the preliminary commercial and financial results included in this press release; risks and uncertainties associated with the commercialization and marketing of TAVALISSE or REZLIDHIA; risks that the FDA, European Medicines Agency, PMDA or other regulatory authorities may make adverse decisions regarding fostamatinib or olutasidenib; risks that clinical trials may not be predictive of real-world results or of results in subsequent clinical trials; risks that fostamatinib or olutasidenib may have unintended side effects, adverse reactions or incidents of misuses; the availability of resources to develop Rigel's product candidates; market competition; as well as other risks detailed from time to time in Rigel's reports filed with the Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and subsequent filings. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. Rigel does not undertake any obligation to update forward-looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein, except as required by law.

Contact for Investors & Media:

Investors:

Rigel Pharmaceuticals, Inc.

650.624.1232

ir@rigel.com

Media:

David Rosen

Argot Partners

212.600.1902

david.rosen@argotpartners.com